Exhibit 99.3
2007 Consolidated Financial Guidance Summary
(in millions, except per share data)

	Year Ended		Quarterly Revenue Range
	December 31, 2007		Q1	Q2		Q3		Q4
	Range		Preliminary	Range		Range		Range
WebMD	$340.0	$354.0
ViPS	106.9	109.4
Porex	90.5	93.0

Total revenue	$537.4	$556.4	$122.4	$126.0	$130.0	$138.0	$145.0	$151.0	$159.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)(a)	$99.2	$109.3

			Quarterly Mix
			Q1	Q2	Q3	Q4
Reconciliation of Adjusted EBITDA to income from continuing operations:
Interest income, net	20.0	21.0	24%	24%	25%	27%
Depreciation and amortization	(49.0)	(49.5)	22%	25%	26%	27%
Non-cash stock-based advertising	(5.5)	(5.3)	43%	0%	0%	57%
Non-cash stock-based compensation	(41.0)	(40.0)	24%	26%	27%	23%
Income tax provision (b)	(10.5)	(12.5)	6%	17%	31%	46%
Equity in earnings of EBS Master LLC	29.5	32.0	23%	24%	24%	29%
Minority interest in WHC income	(3.6)	(4.5)	2%	11%	30%	57%
Litigation expense(c)	(0.3)	(0.3)	100%	N/A	N/A	N/A
Other income(c)	0.7	0.7	100%	N/A	N/A	N/A

Income from continuing operations	$39.5	$50.9

Adjusted EBITDA per share	$0.52	$0.58

Net income per share	$0.21	$0.27

Weighted average shares — Diluted	190.0	190.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	The income tax provision has not been adjusted to reflect the deferred tax liability correction described in the accompanying press release.

(c)	This table reflects actual expense for Q1 2007 for “litigation expense” (for the ongoing Department of Justice investigation) and “other income”, but does not reflect amounts for these items in any later quarter. We do not make projections for these items, although they may recur in future periods.
Operating Segments
Revenue
*	WebMD — Refer to WebMD Health Corp. Financial Guidance Summary included in its May 1, 2007 press release.

*	ViPS — Approximately 25% of segment revenue in Q2 and Q3, increasing to 26% in Q4.

*	Porex — Approximately 26% of segment revenue in Q2, 25% in Q3, and 24% in Q4.
Adjusted EBITDA
*	WebMD — Refer to WebMD Health Corp. Financial Guidance Summary included in its May 1, 2007 press release.

*	ViPS — Approximately 21% of segment revenue.

*	Porex — Approximately 31% of segment revenue in Q2, 30% in Q3, and 29% in Q4.

*	Corporate — 5.5% of consolidated revenue in Q1 decreasing to approximately 4.1% by Q4.
Other Assumptions

*	Additional details on WebMD’s guidance can be found in the press release issued by WebMD Health Corp. on May 1, 2007.